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                                                                      Exhibit 99


CONTACTS:


Columbia Financial of Kentucky, Inc.      Camco Financial Corporation
Robert V. Lynch                           Larry A. Caldwell or Richard C. Baylor
(859) 331-2419                            (740) 435-2020


                                  NEWS RELEASE

RELEASE DATE:         JUNE 5, 2001
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RELEASE TIME:           8:00 A.M.
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                     CAMCO FINANCIAL CORPORATION TO ACQUIRE
                      COLUMBIA FINANCIAL OF KENTUCKY, INC.


         Cambridge, Ohio - Camco Financial Corporation (Nasdaq: CAFI) and Columbia Financial of Kentucky, Inc. (Nasdaq: CFKY) announced today the signing of a definitive agreement for Camco Financial to acquire Columbia Financial. Columbia Financial's community bank subsidiary, Columbia Federal Savings Bank, will merge into Camco's Advantage Bank subsidiary and operate as a division under the Columbia Savings Bank name.

         The agreement provides for Columbia Financial shareholders to receive .3681 share of Camco common stock and $6.90 cash for each Columbia Financial share, subject to adjustment under certain circumstances and subject to various closing conditions. Based on Camco's closing market price of $12.43 on June 4, 2001, the initial transaction value is approximately $30.2 million on a fully-diluted basis.

         The merger, which will be accounted for as a purchase with no goodwill anticipated, is expected to be consummated before year-end, 2001 subject to approval of Columbia Financial's shareholders, regulators and other customary conditions of closing. This transaction is expected to be accretive to Camco's earnings in the first year.

         At March 31, 2001, CFKY reported assets of $108.4 million, deposits of $78.5 million and tangible equity of $29.1 million. Columbia Financial is headquartered in Fort Mitchell, Kentucky and Columbia Federal Savings Bank has community banking offices in Fort Mitchell, Covington, Crescent Springs, Erlanger and Florence, Kentucky.

         Richard C. Baylor, President and Chief Executive Officer of Camco, stated, "This merger with Columbia Financial, which has a long heritage of serving Northern Kentucky, furthers Camco's strategic plan of growth through attractive market extensions. We believe that the Greater Cincinnati area is a market where Advantage Bank can be successful, as evidenced by the results of our January 2000 Westwood Homestead acquisition. The Columbia Financial acquisition will extend Camco's presence


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into the growing Northern Kentucky sector of the tri-state market area, and we are excited to have the strong foundation built by Columbia Financial as our anchor in that market," Baylor concluded.

         Robert V. Lynch, President and Chief Executive Officer of Columbia Financial, stated, "We believe this transaction will benefit our shareholders, customers, employees and the communities served by Columbia. We are confident Camco will be able to assist in providing more products and services to meet the needs of our customers, and the larger Camco organization will provide growth opportunities for our employees. This merger provides our shareholders the opportunity to receive most of their initial investment back in cash, while retaining an interest in the more actively-traded Camco stock."

         Camco Financial, headquartered in Cambridge Ohio, specializes in community banking, mortgage banking and title services through offices in Ohio, Kentucky and West Virginia. At March 31, 2001 Camco reported assets of $1.033 billion, deposits of $649.4 million and equity of $80.2 million.

         This press release contains certain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the merger of Camco Financial Corporation and Columbia Financial, including earnings accretion, which are based on management's current expectations. Actual results may differ materially from the results discussed in these forward-looking statements. The factors that may cause such differences include, but are not limited to: (1) a failure to fully realize expected cost savings from the merger or to realize such savings within the expected time frame; (2) lower than expected revenues following the merger; (3) increase in competition among depository institutions; (4) unexpected costs related to the integration of the companies; (5) a reduction in net interest income due to changes in the interest rate environment; (6) a deterioration of general economic conditions either nationally or in the states in which the combined company will be doing business; and (7) any adverse effect of legislative or regulatory changes on the business in which Camco is engaged.